Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF BKV CORPORATION
As of December 31, 2025

The following subsidiaries are deemed “significant subsidiaries” pursuant to Item 601(b)(21) of Regulation S-K:

Name	State or Other Jurisdiction of Incorporation or Organization
BKV Barnett, LLC	Delaware
BKV Barnett II, LLC	Texas
BKV-BPP Power, LLC	Delaware
BKV Chelsea, LLC	Delaware
BKV dCarbon Barnett Zero, LLC	Delaware
BKV dCarbon High West, LLC	Delaware
BKV dCarbon Las Tiendas, LLC	Delaware
BKV dCarbon Temple, LLC	Delaware
BKV dCarbon Ventures, LLC	Delaware
BKV Midstream, LLC	Delaware
BKV North Texas, LLC	Delaware
BKV Operating, LLC	Delaware
BKV Upstream Midstream, LLC	Delaware
BKV-BPP Cotton Cove, LLC	Delaware
BKVerde, LLC	Delaware
High West Sequestration, LLC	Louisiana
Temple Generation I, LLC	Delaware
Temple Generation II, LLC	Delaware

Note: Pursuant to Item 601(b)(21) of Regulation S-K, the registrant has omitted the names of subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” (as defined under Rule 1-02(w) of Regulation S-X) as of the date set forth above.